Exhibit 23.4
A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

September 29, 2006

David Koos
Bio-Matrix Scientific Group Inc.
(f.k.a.: Tasco Holdings Int'l Inc.)
8885 Rehco Road
San Diego, CA 92121

RE: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Mr. Koos:

We consent to the incorporation by reference in this Post Effective Amendment, to Registration Statement No, 333-136390 on Form S-8, of:

•
Our audit report dated December 28, 2005 with respect to the financial statements of Tasco Holdings International, Inc. (now called Bio-Matrix Scientific Group. Inc.) included in its Annual Report (Form 10-KSB) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

•
Our audit report dated April 28, 2005 with respect to the balance sheet of Bio-Matrix Scientific Group, Inc. Nevada Corporation, as of December 31, 2005 and the related statement of operations, changes in stockholders' equity and cash flow for the year then ended included in the 8-K dated July 7, 2006 filed by Tasco Holdings International, Inc. with the Securities and Exchange Commission.

•	The reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Sincerely,

/s/ Armando C. Ibarra
Armando C. Ibarra, CPA

371 E Street, Chula Vista, Ca. 91910
Tel: (619) 422-1348	Fax: (619) 422-1465